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                                                                     EXHIBIT 4.2

                               AMENDMENT NO. 1 TO
                                      IXIA
                          EMPLOYEE STOCK PURCHASE PLAN

         Section 12(a) of the Ixia Employee Stock Purchase Plan is hereby amended to read in its entirety as follows:

         "12. Stock.


                  (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18(a) hereof, together with a cumulative annual increase to the number of shares reserved for issuance thereunder on May 1, 2004 and each May 1 thereafter equal to the lesser of (i) 500,000 shares, (ii) 1% of the outstanding shares of the Company on the last day of the prior fiscal year or (iii) such amount as may be determined by the Board. The shares to be sold to participants in the Plan will be authorized but unissued shares. Upon the cancellation of any option granted under the Plan, the shares subject thereto shall return to the Plan and become available for options thereafter granted under the Plan."

Dated:  May 9, 2003